Exhibit 10.26

REFORMATION AGREEMENT

This Reformation Agreement (“Agreement”) is made an entered into by and between AGA Medical Corporation, a Minnesota corporation (the “Company”), and Ronald Lund of 9002 Riley Lake Rd., Eden Prairie, MN 55347 (the “Executive”), dated as of the 30th day of December, 2008.

WHEREAS, the Executive and the Company entered into that certain Employment Agreement, effective July 1, 2008 (the “Employment Agreement”); and

WHEREAS, the parties desire to acknowledge and clarify the terms of the Employment Agreement relating to the stock options referenced therein.

NOW, THEREFORE, in consideration of and reliance upon the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.             Definitions.  The capitalized terms of this Agreement shall be defined as set forth in the Employment Agreement unless otherwise modified herein.

2.             Stock Options.  The first paragraph of Paragraph 4(b) is reformed to read, effective as of July 1, 2008, as follows:

The Company shall grant Executive stock options to purchase 300,000 additional pre-IPO shares of Class B common stock of the Company (“Options”) which shall be reverse split, if applicable, on or before the effective date of the Company’s initial public offering.  The Options shall consist of the maximum amount of incentive stock options as permitted by law and the balance of the Options shall consist of nonqualified stock options.  The Options shall be granted on the earlier of (i) the effective date of the Company’s initial public offering and (ii) December 31, 2008 (the “Grant Date”).  The Options will have a ten-year term and an exercise price equal to the fair market value of the underlying Class B common stock on the Grant Date.  The Options shall be subject to vesting of one-third of the total option shares granted per year with the first one-third of option shares vesting on the anniversary date of the Effective Date of the Employment Agreement and each subsequent one-third of option shares vesting on each anniversary date thereafter subject to rounding in the Company’s discretion.  The Options will be subject to the terms and conditions of the 2006 Equity Investment Plan and applicable Form of Stock Option Agreement, as they may be amended from time to time by the Compensation Committee of the Board in its sole discretion.  Upon a Change of Control, the Options and all prior awards of options granted to Executive to purchase shares of Class B common stock of the Company will automatically vest provided Executive is employed at the time of the Change of Control.  Options and shares of Class B common stock underlying the Options shall not have voting rights and shall have only those rights as determined by the Compensation Committee of the Board in its sole discretion.

3.             Continuing Effect of Employment Agreement.  This Agreement shall not constitute an amendment or waiver of any other provision of the Employment Agreement or any other agreement between the parties not expressly referred to herein.  Except as expressly amended hereby, the provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

THE EXECUTIVE:	AGA MEDICAL CORPORATION

/s/ Ronald Lund	By:	/s/ John Barr
Ronald Lund	John Barr
Its: President and CEO